                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                SHOPNOW.COM INC.,

                            RACER ACQUISITION, INC.,

                               SPEEDYCLICK, CORP.


                                       AND


                THE PRINCIPAL SHAREHOLDERS OF SPEEDYCLICK, CORP.



                          DATED AS OF NOVEMBER 10, 1999

                                    CONTENTS

ARTICLE I - THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1A   The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.2    Effective Date and Time. . . . . . . . . . . . . . . . . . . . . 2
     1.3    Articles of Incorporation of the Surviving Corporation . . . . . 2
     1.4    Bylaws of the Surviving Corporation. . . . . . . . . . . . . . . 2
     1.5    Directors and Officers . . . . . . . . . . . . . . . . . . . . . 3
     1.6    Merger Consideration . . . . . . . . . . . . . . . . . . . . . . 3
            1.6.1    Conversion of Shares. . . . . . . . . . . . . . . . . . 3
            1.6.2    Exchange of Certificates; Payment of Closing Cash . . . 6
            1.6.3    No Fractional Shares. . . . . . . . . . . . . . . . . . 8
            1.6.4    No Further Transfers. . . . . . . . . . . . . . . . . . 8
     1.7    Shareholder Representative . . . . . . . . . . . . . . . . . . . 8
     1.8    Option Shares; Registration. . . . . . . . . . . . . . . . . . . 9
     1.9    Option Grants. . . . . . . . . . . . . . . . . . . . . . . . . . 9
     1.10   Shareholder Indebtedness . . . . . . . . . . . . . . . . . . . .10

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . .10
     2.1    Organization; Power and Authority. . . . . . . . . . . . . . . .10
     2.2    Enforceability . . . . . . . . . . . . . . . . . . . . . . . . .11
     2.3    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .11
     2.4    Subsidiaries and Affiliates. . . . . . . . . . . . . . . . . . .13
     2.5    No Approvals; No Conflicts . . . . . . . . . . . . . . . . . . .13
     2.6    Financial Statements . . . . . . . . . . . . . . . . . . . . . .14
     2.7    Absence of Certain Changes or Events . . . . . . . . . . . . . .14
     2.8    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     2.9    Property . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     2.10   Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . .20
            2.10.1   Material Contracts. . . . . . . . . . . . . . . . . . .20
            2.10.2   Required Consents and Waivers . . . . . . . . . . . . .21
     2.11   Claims and Legal Proceedings . . . . . . . . . . . . . . . . . .21
     2.12   Labor and Employment Matters . . . . . . . . . . . . . . . . . .22
     2.13   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . .23
            2.13.1   Employee Benefit Plan Listing . . . . . . . . . . . . .23
            2.13.2   Documents Provided. . . . . . . . . . . . . . . . . . .23
            2.13.3   Compliance. . . . . . . . . . . . . . . . . . . . . . .23
            2.13.4   Pension Plans . . . . . . . . . . . . . . . . . . . . .24
            2.13.5   Contributions and Premium Payments. . . . . . . . . . .24


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
            2.13.6   Related Employers . . . . . . . . . . . . . . . . . . .24
            2.13.7   Post-Termination Benefits . . . . . . . . . . . . . . .25
            2.13.8   Parachute Payments. . . . . . . . . . . . . . . . . . .25
            2.13.9   Suits, Claims and Investigations. . . . . . . . . . . .25
            2.13.10  Payments Resulting from Transactions. . . . . . . . . .25
            2.13.11  Definitions . . . . . . . . . . . . . . . . . . . . . .26
     2.14   Intellectual Property. . . . . . . . . . . . . . . . . . . . . .26
            2.14.1   General . . . . . . . . . . . . . . . . . . . . . . . .26
            2.14.2   Company Technology. . . . . . . . . . . . . . . . . . .27
            2.14.3   Third Party Technology. . . . . . . . . . . . . . . . .27
            2.14.4   Trademarks. . . . . . . . . . . . . . . . . . . . . . .28
            2.14.5   Intellectual Property Rights. . . . . . . . . . . . . .28
            2.14.6   Maintenance of Rights . . . . . . . . . . . . . . . . .28
            2.14.7   Third Party Claims. . . . . . . . . . . . . . . . . . .29
            2.14.8   Infringement by the Company . . . . . . . . . . . . . .29
            2.14.9   Confidentiality . . . . . . . . . . . . . . . . . . . .30
            2.14.10  Warranty Against Defects. . . . . . . . . . . . . . . .30
            2.14.11  Domain Names. . . . . . . . . . . . . . . . . . . . . .30
            2.14.12  Year 2000 . . . . . . . . . . . . . . . . . . . . . . .30
     2.15   Corporate Books and Records. . . . . . . . . . . . . . . . . . .31
     2.16   Licenses, Permits, Authorizations, etc.. . . . . . . . . . . . .31
     2.17   Compliance With Laws . . . . . . . . . . . . . . . . . . . . . .31
     2.18   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     2.19   Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . .32
     2.20   Absence of Questionable Payments . . . . . . . . . . . . . . . .32
     2.21   Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . .33
     2.22   Customers and Suppliers. . . . . . . . . . . . . . . . . . . . .33
     2.23   Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . .33
     2.24   Creditors' List. . . . . . . . . . . . . . . . . . . . . . . . .34
     2.25   Insider Interests. . . . . . . . . . . . . . . . . . . . . . . .34
     2.26   Compliance With Environmental Laws . . . . . . . . . . . . . . .34
     2.27   Information Supplied by the Company. . . . . . . . . . . . . . .35
     2.28   Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .35
     2.29   Hart-Scott-Rodino. . . . . . . . . . . . . . . . . . . . . . . .35
     2.30   Participating Developers . . . . . . . . . . . . . . . . . . . .36

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SHOPNOW AND THE PURCHASER. .36
     3.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . . .36
     3.2    Enforceability . . . . . . . . . . . . . . . . . . . . . . . . .37
     3.3    Securities . . . . . . . . . . . . . . . . . . . . . . . . . . .37



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
     3.4    No Approvals or Notices Required; No Conflicts With Instruments.37
     3.5    Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . .38
     3.6    SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . .38
     3.7    Information Supplied by ShopNow. . . . . . . . . . . . . . . . .38
     3.8    Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .38

ARTICLE IV - DELIVERIES. . . . . . . . . . . . . . . . . . . . . . . . . . .39
     4.1    Deliveries by the Company and the Shareholders . . . . . . . . .39
     4.2    Deliveries by ShopNow and the Purchaser. . . . . . . . . . . . .41

ARTICLE IVA - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SHOPNOW AND THE
     PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     4A.1   Accuracy of Representations and Warranties . . . . . . . . . . .42
     4A.2   Performance of Agreements; Deliveries. . . . . . . . . . . . . .42
     4A.3   Compliance With Laws . . . . . . . . . . . . . . . . . . . . . .43
     4A.4   Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . .43

ARTICLE IVB - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE
     PRINCIPAL SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . .43
     4B.1   Accuracy of Representations and Warranties . . . . . . . . . . .43
     4B.2   Performance of Agreements; Deliveries. . . . . . . . . . . . . .43
     4B.3   Compliance With Laws . . . . . . . . . . . . . . . . . . . . . .44
     4B.4   Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . .44

ARTICLE IVC - COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .44
     4C.1   Conduct of Business by the Company Pending the Merger. . . . . .44
     4C.2.  No Alternative Transactions. . . . . . . . . . . . . . . . . . .44
     4C.3   Notification of Certain Matters. . . . . . . . . . . . . . . . .45
     4C.4   Further Action; Commercially Reasonable Efforts. . . . . . . . .45
     4C.5   Limitation on Sales of Company Common Stock. . . . . . . . . . .45

ARTICLE V - SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . .46
     5.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     5.2    Indemnification by the Shareholders. . . . . . . . . . . . . . .46
     5.3    Indemnification by ShopNow . . . . . . . . . . . . . . . . . . .47
     5.4    Threshold and Limitations. . . . . . . . . . . . . . . . . . . .47
     5.5    Procedure for Indemnification. . . . . . . . . . . . . . . . . .48
     5.6    Holdback . . . . . . . . . . . . . . . . . . . . . . . . . . . .49
            5.6.1    Pledge. . . . . . . . . . . . . . . . . . . . . . . . .49
            5.6.2    Holdback Release. . . . . . . . . . . . . . . . . . . .50
            5.6.3    Claims Procedure. . . . . . . . . . . . . . . . . . . .50
            5.6.4    Voting; Disposition . . . . . . . . . . . . . . . . . .51

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
            5.6.5    Merger or Recapitalization. . . . . . . . . . . . . . .52
            5.6.6    Taxation of Dividends . . . . . . . . . . . . . . . . .52
     5.7    Specific Performance . . . . . . . . . . . . . . . . . . . . . .52

ARTICLE VA - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . .52
     5A.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .52
     5A.2   Effect of Termination. . . . . . . . . . . . . . . . . . . . . .53

ARTICLE VI - GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
     6.1    Further Action; Reasonable Best Efforts; Domain Name Transfer. .53
     6.2    Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . .54
     6.3    Noncompetition Agreement . . . . . . . . . . . . . . . . . . . .54
     6.4    Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . .55
     6.5    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .55
     6.6    Tax Matters - Company and Shareholders . . . . . . . . . . . . .55
     6.7    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .55
     6.8    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .55
     6.9    Severability . . . . . . . . . . . . . . . . . . . . . . . . . .57
     6.10   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .57
     6.11   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . .57
     6.12   Parties in Interest. . . . . . . . . . . . . . . . . . . . . . .57
     6.13   Governing Law; Venue . . . . . . . . . . . . . . . . . . . . . .58
     6.14   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . .58
     6.15   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .58
     6.16   Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . .58


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


EXHIBITS
     1.2       --   Articles of Merger
     1.3       --   Articles of Incorporation of Surviving Corporation
     1.6.2     --   Letter of Transmittal
     2         --   Company Disclosure Memorandum
     2.14.10   --   Technology Specifications
     2.30(a)   --   Form of Confidential Information and Inventions Agreement
     2.30(b)   --   Form of Amendment to Employment Policy and Agreement and
                    Confidential Information and Inventions Agreement
     4.1(a)    --   Opinion of Counsel for the Company
     4.1(e)    --   FIRPTA Affidavit
     4.1(f)    --   Form of Intellectual Property Agreement (Confidentiality,
                    Invention Assignment, Nonraiding and Noncompetition)
     4.1(h)    --   Form of Investor Questionnaire
     4.1(m)    --   Form of Employment Agreement
     4.2(a)    --   Opinion of Counsel for ShopNow and the Purchaser

                          AGREEMENT AND PLAN OF MERGER


       This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of November 10, 1999, by and among ShopNow.com Inc., a Washington corporation ("SHOPNOW"), Racer Acquisition, Inc., a Washington corporation and wholly owned subsidiary of ShopNow ("PURCHASER"), Farid Tabibzadeh, Majid Tabibzadeh and Shahab Emrani (the "PRINCIPAL SHAREHOLDERS") and SpeedyClick, Corp., a California corporation (the "COMPANY").

                                    RECITALS

       A. The Company, the Principal Shareholders, ShopNow and Purchaser believe it advisable and in their respective best interests to effect a merger of the Company and Purchaser pursuant to this Agreement (the "MERGER").

       B. The Board of Directors of the Company and the shareholders of the Company (the "SHAREHOLDERS") have approved this Agreement and the Merger as required by applicable law.

       C. The Boards of Directors of ShopNow and the Purchaser and the sole shareholder of Purchaser have approved this Agreement and the Merger as required by applicable law.

       D. It is intended that the Merger will qualify as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

       E. The Company is a corporation doing business in every county in California, in every state in the United States and throughout the world.

                                    AGREEMENT

       In consideration of the terms hereof, the parties hereto agree as follows:

                             ARTICLE I - THE MERGER

1.1    THE MERGER

       Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.2 hereof), the separate existence of the Purchaser shall cease and the Purchaser shall be merged with and into the Company (the Company is sometimes referred to herein as the "SURVIVING CORPORATION") and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of Washington and California and other applicable law.

1.1A   THE CLOSING

       Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place on the earliest practicable business day (the "CLOSING DATE") after the satisfaction or waiver of the conditions set forth in Articles IVA and IVB at 10 a.m. local time at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, or such other date, time or location as ShopNow and the Company shall agree.

1.2    EFFECTIVE DATE AND TIME

       On the Closing Date, subject to the terms and conditions hereof, articles of merger (the "ARTICLES OF MERGER") substantially in the form attached hereto as EXHIBIT 1.2 complying with the applicable provisions of the Washington Business Corporation Act ("WASHINGTON LAW") and the California General Corporation Law ("CALIFORNIA LAW") and in such form and executed in such manner as required by Washington Law and California Law shall be delivered for filing with the Secretary of State of the State of Washington (the "WASHINGTON SECRETARY") and the Secretary of State of the State of California (the "CALIFORNIA SECRETARY"). The Merger shall become effective on the date (the "EFFECTIVE DATE") and at the time (the "EFFECTIVE TIME") of filing of the Articles of Merger or at such other time as may be specified in the Articles of Merger as filed. If either the Washington Secretary or the California Secretary requires any changes in the Articles of Merger as a condition to filing or issuing its certificate to the effect that the Merger is effective, ShopNow, the Purchaser and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.3    ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

       At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to conform to the Articles of Incorporation attached hereto as EXHIBIT 1.3. Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

1.4    BYLAWS OF THE SURVIVING CORPORATION

       At the Effective Time, the Bylaws of the Company as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

1.5    DIRECTORS AND OFFICERS

       At the Effective Time, the directors and officers of the Company shall resign and the directors of Purchaser shall continue in office as the directors of the Surviving Corporation and the officers of Purchaser shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.6    MERGER CONSIDERATION

       1.6.1  CONVERSION OF SHARES

       As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

              (a) All shares of any class of capital stock of the Company held by the Company as treasury shares shall be canceled.

              (b) Each share of common stock, no par value, of the Company (the "COMPANY COMMON STOCK") that is issued and outstanding immediately prior to the Effective Time, including each share of Company Common Stock issued upon conversion of each issued and outstanding share of the Company's Series A Preferred Stock (the "COMPANY PREFERRED STOCK"), other than those shares for which dissenters' rights are perfected or as provided in Section 1.6.1(a), shall be converted into the right to receive from ShopNow:

                     (i) an amount in cash equal to $.51, which amount has been determined by dividing (a) $3 million (the "CLOSING CASH") by (b) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, as set forth on Schedule 2.3(b) to the Company Disclosure Memorandum; and

                     (ii) a number of shares of ShopNow common stock, par value $.001 per share (the "SHOPNOW COMMON STOCK"), determined by dividing (a) the ShopNow Base Shares by (b) the Fully Diluted Common Stock Number.

The quotient derived in Section 1.6.1(b)(ii) shall be rounded to three decimal points and shall be referred to herein as the "STOCK EXCHANGE RATIO." The "SHOPNOW BASE SHARES" shall mean the total number of shares of ShopNow Common Stock to be issued in the Merger, which shall be equal to the number of shares determined by dividing (i) the Vested Base Consideration (as defined below) by
(ii) $12.313 (the "BASE PRICE"), subject to adjustment as provided in Section 1.6.1(h). The "FULLY DILUTED COMMON STOCK NUMBER" shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis, as set forth on SCHEDULE 2.3(b) to the Company Disclosure Memorandum, which calculation assumes (x) the exercise of all outstanding rights, warrants or options, vested but not unvested, to acquire Company Common Stock, regardless of restrictions on exercise or conversion and
(y) the conversion of all outstanding securities (including, without limitation, the Company Preferred Stock) and notes convertible at any time into Company Common Stock (such rights, warrants, notes, options and convertible securities referenced in clauses (x) and (y) being referred to herein as "STOCK PURCHASE RIGHTS"). The shares of ShopNow Common Stock so issued shall be referred to herein as the "CLOSING SHARES," which together with the Closing Cash, shall be referred to as the "MERGER CONSIDERATION." The Company Common Stock, together with the Company Preferred Stock, shall be referred to herein as the "COMPANY CAPITAL STOCK." The "VESTED BASE CONSIDERATION" shall mean the number determined by subtracting (i) the Vested Cash Consideration from (ii) $47,000,000. The "VESTED CASH CONSIDERATION" shall mean the product obtained by multiplying (i) the quotient obtained by dividing $3,000,000 by the Fully Diluted Common Stock Number by (ii) the total number of shares of Company Common Stock subject to outstanding options that are vested immediately prior to the Effective Time. The number of shares of ShopNow Common Stock to be issued to each Shareholder under this Section 1.6.1(b) shall be calculated by aggregating all shares of Company Common Stock held by each such Shareholder, so that such number of shares of ShopNow Common Stock to be issued shall be equal to the number of shares of Company Common Stock held by such shareholder multiplied by the Stock Exchange Ratio, with fractional shares rounded up to the nearest whole number, or converted to cash, as required by Section 1.6.3 hereof.

              (c) On or prior to the Closing Date, ShopNow shall deposit or cause to be deposited in trust with Continental Stock Transfer & Trust Company ("CONTINENTAL"), as exchange agent, the aggregate Closing Cash to which the Shareholders shall be entitled at the Effective Time pursuant to Section 1.6.1.

              (d) Notwithstanding the foregoing, as collateral security for the indemnification obligations of the Principal Shareholders pursuant to Article V, the Principal Shareholders hereby pledge, transfer and assign to ShopNow, subject to the effectiveness of the Merger, that number of shares of ShopNow Common Stock determined by dividing (x) $1,410,000 by (y) the Base Price (the "INDEMNIFICATION SHARES") to secure the indemnification obligations of the Principal Shareholders pursuant to Article V hereof (the "HOLDBACK"). Such pledge is for the benefit of ShopNow, and each Principal Shareholder grants a security interest in such Principal Shareholder's pro rata share of the Indemnification Shares, and the certificates and instruments, if any, representing or evidencing such Indemnification Shares. Fractional shares of ShopNow Common Stock shall not be pledged. In lieu thereof, each Principal Shareholder shall round up such fractional share to the nearest whole number and pledge a full share of ShopNow Common Stock for such fractional share.

              (e) ShopNow shall assume the Company's 1999 Stock Incentive Plan (the "COMPANY OPTION PLAN"), and each outstanding option to purchase shares of Company Common Stock issued pursuant to the Company Option Plan or any other stock option agreement, whether or not vested or exercisable (each an "OPTION"), shall be assumed by ShopNow and shall constitute an option to acquire, on the same vesting terms, and on substantially the same other terms and conditions as were applicable under such assumed Option, that number of shares of ShopNow Common Stock equal to the product of the Option Exchange Ratio (as defined below) and the number of shares of Company Common Stock subject to such Option, at a price per share (rounded to the nearest $.01, with $.005 rounded up) equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option divided by the number of full shares of ShopNow Common Stock deemed to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of shares of ShopNow Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares, and, upon the last exercise of such Option, ShopNow shall pay to the holder thereof as soon as practicable an amount of cash equal to such fraction, if any, multiplied by the Base Price, and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option, price, the number of shares purchasable pursuant to such Option and the terms and condition of exercise of such Option shall be determined in order to comply with Section 424 of the Code (as defined below). ShopNow shall assume the obligations of the Company under the Company Option Plan at the Effective Time and shall comply with the terms of such plan as they apply to the Options assumed as set forth above. Within 15 days after the Closing Date, ShopNow shall notify each holder of an Option under the Company Option Plan of the assumption of such Option by ShopNow and the revisions to be effected thereby. The "OPTION EXCHANGE RATIO" shall be determined by dividing (x) the Aggregate Base Consideration by (y) the Fully Diluted Common Stock Number. "AGGREGATE BASE CONSIDERATION" shall mean the number determined by dividing (x) the total value of the Merger Consideration, which shall be $50 million, less the dollar value of any Increase (as defined in Section 1.6.1(h), by (y) the Base Price.

              (f) Holders of shares of Company Capital Stock who have complied with all the requirements for perfecting dissenters' rights, as required under California Law, shall be entitled to their rights under California Law with respect to such shares (the "DISSENTING SHARES"). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent the right to receive the shares of ShopNow Common Stock to which such holder is then entitled under this Agreement and California Law, without interest thereon and upon surrender of the certificate representing such shares. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a Shareholder who has perfected dissenters' rights for such shares in accordance with California Law shall not be converted into ShopNow Common Stock pursuant to this Section 1.6.1.

              (g) Each issued and outstanding share of capital stock of the Purchaser shall be converted into one share of common stock of the Surviving Corporation.

              (h) The number of ShopNow Base Shares shall be subject to adjustment as follows:

                     (i) The Company shall prepare and deliver to ShopNow, on the date immediately prior to the Closing Date, a pro forma balance sheet for the Company as of the Closing Date (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be prepared by the Company from the books and records of the Company in accordance with GAAP (as defined below), applied on a basis consistent with the policies employed in the preparation of the Company Balance Sheet (as defined in Section 2.6 hereto).

                     (ii) In the event that the Closing Balance Sheet reflects Company Debt Liability in an amount greater than $150,000, as reflected on the Company Balance Sheet (an "INCREASE"), the number of ShopNow Base Shares and the Aggregate Base Consideration shall both be reduced by a number of shares, or a dollar amount, as applicable, determined by dividing (x) the dollar amount of the Increase by (y) the Base Price. "COMPANY DEBT LIABILITY" shall mean any long-term liability, notes payable, loans, lease obligations or other debt of the Company.

       1.6.2 EXCHANGE OF CERTIFICATES; PAYMENT OF CLOSING CASH

              (a) As soon as practicable after the Effective Time, Continental shall make available, and each Shareholder will be entitled to receive, promptly after surrender to Continental of a letter of transmittal in the form set forth at Exhibit 1.6.2 hereto (the "LETTER OF TRANSMITTAL") together with documents delivered as required therein, including certificates representing shares of Company Capital Stock for cancellation: (i) certificates representing the numbers of shares of ShopNow Common Stock that such Shareholder is entitled to receive pursuant to Section 1.6.1 hereof and (ii) a check representing the portion of the Closing Cash that such Shareholder is entitled to receive pursuant to Section 1.6.1 hereof; provided, however, that those certificates representing the Indemnification Shares shall be delivered to ShopNow directly by the transfer agent. In the event that any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed, ShopNow shall issue in exchange for such lost, stolen or destroyed certificate the shares of ShopNow Common Stock that such Shareholder is entitled to receive pursuant to Section 1.6.1; provided, however, that ShopNow may in its discretion and as a condition precedent to the issuance thereof, require such Shareholder to provide ShopNow with an indemnity agreement against any claim that may be made against ShopNow with respect to the certificate alleged to have been lost, stolen or destroyed. The shares of ShopNow Common Stock that each Shareholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. No interest shall accrue on any portion of the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing shares of Company Capital Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to ShopNow any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate or certificates so surrendered or shall establish to the satisfaction of ShopNow that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither ShopNow nor any other party hereto shall be liable to a holder of shares of Company Capital Stock for any MergerConsideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

              (b) Any portion of the Merger Consideration deposited with Continental pursuant to Section 1.6.1(c) that remains unclaimed by the Shareholders one year after the Effective Time shall be returned upon demand to ShopNow, and any Shareholder who has not exchanged his, her or its shares of Company Common Stock for the Merger Consideration in accordance with this
Section 1.6.2 prior to that time
shall thereafter look only to ShopNow for payment of the Merger Consideration in respect of his, her or its shares of Company Common Stock, but shall have no greater rights against ShopNow than may be accorded to its general creditors under applicable law. Any portion of the Merger Consideration remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of ShopNow free and clear of any claims or interest of any person previously entitled thereto.

       1.6.3 NO FRACTIONAL SHARES

       No certificates or scrip representing fractional shares of ShopNow Common Stock shall be issued by virtue of the Merger. If a fraction of a share of ShopNow Common Stock that any holder would otherwise receive pursuant to Section
1.6.1 is less than one-half of 1% of the total shares of ShopNow Common Stock that such holder is entitled to receive, then such holder shall receive shares of ShopNow Common Stock rounded off to the nearest whole number in lieu of any fractional share of ShopNow Common Stock, with .5 of a share rounded up. If a fraction of a share of ShopNow Common Stock that any holder would otherwise receive pursuant to Section 1.6.1 equals or exceeds one-half of 1% of the total shares of ShopNow Common Stock that such holder is entitled to receive pursuant to Section 1.6.1, then such holder shall receive an amount in cash, without interest, rounded to the nearest cent, determined by multiplying the fractional interest to which such holder would otherwise be entitled by $12.313. The aggregate number of shares of ShopNow Common Stock a Shareholder is entitled to receive pursuant to Section 1.6.1 shall be rounded to the nearest whole number of shares, with .5 being rounded up.

       1.6.4 NO FURTHER TRANSFERS

       After the Effective Time, there shall be no transfers of any shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be forwarded to ShopNow and shall be canceled and exchanged in accordance with this
Section 1.6.

1.7    SHAREHOLDER REPRESENTATIVE

       (a) Each Principal Shareholder hereby irrevocably authorizes and appoints Farid Tabibzadeh (the "SHAREHOLDER REPRESENTATIVE"), with full power of substitution and resubstitution, as his or its representative and agent in connection with the Merger.

       (b) Each Principal Shareholder agrees that the Shareholder Representative shall have the full power, authority and right to perform, do and take any and all actions he deems necessary or advisable to carry out the purposes of this Agreement and each Operative Document all without liability to such Principal Shareholder (except as expressly stated herein or therein), so long as same are carried out by the Shareholder Representative in good faith. Such actions include the power to amend, modify or waive any agreement in the name of each Principal Shareholder as if such Principal Shareholder had himself or itself amended, modified or waived such agreement; provided that the Shareholder Representative shall have no power to alter any term of this Agreement which would reduce the amount or change the type of consideration to be received by any Shareholder in respect of the Merger unless a majority of the Shareholders shall so agree. In particular, but not by way of limitation, the Shareholder Representative shall have the power to make and carry out decisions under this Agreement and the Operative Documents on behalf of each Principal Shareholder and to sign documents and make filings on behalf of each Principal Shareholder as if such Principal Shareholder had himself or itself signed or filed such document.

       (c) Each Principal Shareholder understands that this appointment is irrevocable.

       (d) The Shareholder Representative may resign at any time. Upon such resignation, each Principal Shareholder hereby authorizes the Shareholder Representative to appoint a new Shareholder Representative to replace such resigning Shareholder Representative with the same powers and duties as such resigning Shareholder Representative, provided that such newly appointed Shareholder Representative shall have been a Principal Shareholder immediately prior to the Effective Time.

       (e) If the Shareholder Representative or any successor shall die, or become unable to act as the Shareholder Representative, a replacement shall promptly be appointed by a writing signed by the other Principal Shareholders, provided that such newly appointed Shareholder Representative shall have been a Principal Shareholder immediately prior to the Effective Time.

1.8    OPTION SHARES; REGISTRATION

       ShopNow shall use best efforts to cause to be filed with respect to ShopNow Common Stock subject to Options assumed in accordance with Section 1.6.1(e) a registration statement on Form S-8 (or any successor form) with respect to those shares eligible to be registered on a primary basis on such form to be effective within two weeks of the date on which the requirements of Items 2, 5 and 7 of Form 8-K have been satisfied and the complete responsive Report on Form 8-K, as it may be amended, with respect to the Merger has been filed with the SEC.

1.9    OPTION GRANTS

       No later than thirty days after the Effective Time, ShopNow will act to grant stock options under its Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan (the "SHOPNOW OPTION PLAN"), or such other plan having substantially similar terms as ShopNow shall determine in its sole discretion, to acquire an aggregate number of shares of ShopNow Common Stock equal to the number determined by dividing (i) the Aggregate Unvested Assumed Option Value (as defined below) by (ii) the Base Price, to employees of the Company immediately prior to the Effective Time who have been offered and have accepted employment with ShopNow or the Surviving Corporation (with the allocation of such grants among such employees to be mutually acceptable to the Principal Shareholders and ShopNow), at an exercise per share of $14.03, with vesting in accordance with ShopNow's standard three-year vesting schedule. The Aggregate Assumed Unvested Option Value shall mean the number determined by subtracting (i) the product obtained by multiplying the total number of unvested Options assumed by ShopNow pursuant to Section 1.6.1(e) (as converted into Options to purchase shares of ShopNow Common Stock in accordance with Section 1.6.1(e)) by the Base Price from (ii) the sum of $5,000,000.

1.10   SHAREHOLDER INDEBTEDNESS

       ShopNow shall assume and repay on the Closing Date the indebtedness of the Company to Farid Tabibzadeh, as set forth on the Closing Balance Sheet (the "SHAREHOLDER INDEBTEDNESS").

                 ARTICLE II - REPRESENTATIONS AND WARRANTIES OF
                                   THE COMPANY

       Except as is otherwise set forth with appropriate section references in the Company Disclosure Memorandum attached as EXHIBIT 2 (the "COMPANY DISCLOSURE MEMORANDUM"), each of which exceptions shall specifically identify or cross-reference the provision of this Article II to which such exception relates, and which shall constitute in its entirety a representation and warranty under this Article II, and in order to induce ShopNow and the Purchaser to enter into and perform this Agreement, and the other agreements, certificates and questionnaires that are required to be completed and executed pursuant to this Agreement (collectively, the "OPERATIVE

DOCUMENTS"), the Company and the Principal Shareholders jointly and severally represent and warrant to ShopNow and the Purchaser as follows in this Article II.

2.1    ORGANIZATION; POWER AND AUTHORITY

       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Operative Documents, and to consummate the transactions contemplated hereby and thereby. Each Principal Shareholder has the power, authority and capacity to execute, deliver and perform his, her or its obligations under this Agreement and each of the Operative Documents and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of the Company (a "COMPANY MATERIAL ADVERSE EFFECT").

2.2    ENFORCEABILITY

       All corporate action on the part of the Company and its officers, directors and Shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Operative Documents, the consummation of the Merger, and the performance of all the Company's obligations under this Agreement and the Operative Documents has been taken. This Agreement and each of the Operative Documents has been duly executed and delivered by the Company and each Principal Shareholder, as applicable, and this Agreement is, and each of the Operative Documents is a legal, valid and binding obligation of the Company and each Principal Shareholder, as applicable, enforceable against each of them in accordance with its terms.

2.3    CAPITALIZATION

       (a) The authorized capital stock of the Company consists of 7,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock, no par value.

       (b) The issued and outstanding capital stock of the Company consists solely of 5,863,020 shares of Company Common Stock (collectively, the "OUTSTANDING SHARES"), which are held of record and beneficially by the Shareholders as set forth on

SCHEDULE 2.3(b) to the Company Disclosure Memorandum. All outstanding shares of Company Preferred Stock have been converted into Company Common Stock prior to the execution of this Agreement. All outstanding indebtedness of the Company to Doug Dohring has been converted into Company Common Stock prior to the execution of this Agreement. The Outstanding Shares are duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. No Person (as defined in Section
2.5 hereof) other than the Principal Shareholders holds any interest in any of the Outstanding Shares that are held of record by the Principal Shareholders. To the knowledge of the Company or any Principal Shareholder, no Person other than the Shareholders holds any interest in any of the Outstanding Shares that are held of record by those Shareholders who are not Principal Shareholders. True and correct copies of the stock records of the Company, showing all issuances and transfers of shares of capital stock of the Company since inception, have been delivered to ShopNow or its counsel.

       (c) As of the date of this Agreement and as of the Closing Date, other than Options to purchase up to 228,315 shares of Company Common Stock that have been granted under the Company Stock Option Plan, and there are no outstanding rights of first refusal or offer, preemptive rights, Stock Purchase Rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or any Shareholder of any shares of Company Capital Stock or any securities convertible into or exchangeable for shares of Company Capital Stock. Set forth on SCHEDULE 2.3(c) to the Company Disclosure Memorandum is a spreadsheet accurately reflecting the number of Options and other Stock Purchase Rights outstanding, the grant or issue dates, vesting schedules and exercise or conversion prices thereof and, in each case, the identities of the holders and an indication of their relationships to the Company (if any exist other than a security holder). The Company has delivered to ShopNow or its counsel true and correct copies of the Company Option Plan, all stock option agreements and exercise documentation relating to Options granted thereunder and all agreements with respect to Stock Purchase Rights. SCHEDULE 2.3(c) to the Company Disclosure Memorandum also identifies all options, warrants or other Stock Purchase Rights that have been offered in connection with any employee or consulting agreement but that, as of the date hereof, have not been issued or granted.

       (d) The Company is not a party or subject to any agreement or understanding and, to the knowledge of the Company or any Principal Shareholder, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. No Shareholder or any affiliate thereof is indebted to the Company, and the Company is not indebted to any Shareholder or any affiliate thereof. The Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

       (e) All rights of refusal, co-sale rights and registration rights granted by the Company with respect to the Company Capital Stock or Stock Purchase Rights of the Company are described on SCHEDULE 2.3(e) to the Company Disclosure Memorandum.

       (f) All options, Stock Purchase Rights and shares of Company Capital Stock have been granted or issued at fair market value, as determined by the Company's Board of Directors at the date of grant or issuance.

       (g) All Options to be assumed by ShopNow have been granted pursuant to the exemption from registration provided for by Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act.

2.4    SUBSIDIARIES AND AFFILIATES

       The Company does not own, directly or indirectly, any ownership, equity, or voting interest in, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.5    NO APPROVALS; NO CONFLICTS

       The execution, delivery and performance of this Agreement and the Operative Documents by the Company and each of the Principal Shareholders, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not

              (a) constitute a material violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company or the Principal Shareholders;

              (b) except as contemplated by this Agreement and the Operative Documents, require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "PERSON"), except for the filing of all documents necessary to consummate the Merger with the Washington Secretary and the California Secretary;

              (c) result in a material default under (with or without the giving of notice or lapse of time, or both), or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company or the Principal Shareholders are parties or by which they are bound or to which their assets are subject;

              (d) result in the creation of any liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances or other adverse claims of interest of any kind (each, an "ENCUMBRANCE") upon any assets of the Company or the Outstanding Shares;

              (e) conflict with or result in a breach of or constitute a default under any provision of the Company's Articles of Incorporation or Bylaws, or

              (f) invalidate or adversely affect any material permit, license or authorization or status used in the conduct of the Company's business.

2.6    FINANCIAL STATEMENTS

       The Company has delivered to ShopNow (a) unaudited balance sheets, statements of income and expense, statements of cash flow and statements of shareholders' equity of the Company as of or for the fiscal years ended December 31, 1998, (b) an unaudited balance sheet, statement of income and expense, statements of cash flow and statements of shareholders' equity of the Company as of and for the nine-month period ended September 30, 1999 and (c) the Closing Balance Sheet. All the foregoing financial statements are herein referred to as the "COMPANY FINANCIAL STATEMENTS." The balance sheet of the Company as of September 30, 1999 is herein referred to as the "COMPANY BALANCE SHEET." The Company Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") on a basis consistent with prior accounting periods and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The Company has no contractual liabilities or obligations and, to the knowledge of the Company or any Principal Shareholder, no other liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice that are not in excess of $25,000 in the aggregate or $10,000 individually. The Company maintains standard systems of accounting that are adequate for its business. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. The Company has not capitalized software development costs.

2.7    ABSENCE OF CERTAIN CHANGES OR EVENTS

       Since the date of the Company Balance Sheet, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company have:

              (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

              (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any Shareholder, officer, director, employee or affiliate of the Company);

              (c) granted any increase in the compensation of directors, officers, employees or consultants;

              (d) suffered any change having a material adverse effect on the Company's business operations, assets, liabilities (absolute, accrued, contingent or otherwise) condition (financial or otherwise) or prospects;

              (e) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) in excess of $10,000 individually or in excess of $25,000 in the aggregate, except liabilities and obligations that are incurred in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

              (f) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

              (g) knowingly permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance;

              (h) purchased or sold, transferred or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible);

              (i) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

              (j) made any single capital expenditure or commitment in excess of $5,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $10,000 for additions to property, plant, equipment or intangible capital assets;

              (k) made any change in accounting methods or practices or internal control procedure;

              (l) issued any capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of Company Capital Stock of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

              (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to any of the Shareholders or any of the Company's officers, directors or employees or any affiliate of any of the Shareholders or of the Company's officers, directors or employees, except compensation paid to officers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended and except for advances for travel and other business-related expenses; or

              (n) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8    TAXES

       (a) (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been timely filed and all such Tax Returns were (at the time they were filed) and are true, correct and complete in all respects;
(ii) all Taxes (as defined below) of the Company due and payable for periods ending on or prior to the Closing Date (whether or not reflected on any Tax Return) have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; (iv) no taxing authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat to the Company that the Company is or may be subject to taxation by such jurisdiction; (v) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; (vi) there are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable; (vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company that could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; and (viii) any adjustment of Taxes of the Company made by the IRS in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

       (b) Neither the Company nor any other Person on behalf of the Company (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company;
(ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has notice that a governmental authority has proposed any such adjustment or change in accounting method.

       (c) There is no outstanding dispute or claim concerning any Tax liability of the Company, nor to the knowledge of the Company or any Principal Shareholder is any such claim or dispute pending. SCHEDULE 2.8 to the Company Disclosure Memorandum lists all Tax Returns filed with respect to the Company for taxable periods ended on or after the Company's inception or the inception of any predecessor that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to ShopNow correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.

       (d) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

       (e) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of a Tax Group (as defined below) filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

       (f) The unpaid Taxes of the Company (i) did not, as of September 30, 1999, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

       (g) There has been no ownership change, as defined in Section 382(g) of the Code (or any comparable provision of state, local or foreign law), with respect to the Company during or after any taxable period in which the Company incurred a net operating loss.

       (h) All Options that the Company has treated as incentive stock options under Section 421 of the Code meet the requirements of Section 422 of the Code (other than a failure by reason of disposition of the underlying Company Common Stock prior to the time periods set forth in Section 422(a)(1) of the Code).

       As used in this Agreement, the following terms shall have the following meanings:

       "TAXES" means all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and other assessments, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, Pension Benefit Guaranty Corporation premiums, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; and "TAX" means any of the foregoing Taxes.

       "TAX GROUP" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

       "TAX RETURNS" means any return, declaration, report, claim or refund, information return, statement or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.9    PROPERTY

       (a) The Company owns no real property other than the leasehold interests described on SCHEDULE 2.9(a) to the Company Disclosure Memorandum (the "REAL PROPERTY"). The Company has delivered to ShopNow or its counsel true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject.

       (b) SCHEDULE 2.9(b) to the Company Disclosure Memorandum contains a complete and accurate list of each item of personal property having a value in excess of $5,000 that is owned, leased, rented or used by the Company (the "PERSONAL PROPERTY"); provided that such list need not describe the Technology or the IP Rights (as defined in Sections 2.14.2 and 2.14.5, respectively), listed on SCHEDULE 2.14 to the Company Disclosure Memorandum. The Company has delivered to ShopNow or its counsel true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Personal Property is subject.

       (c) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000 and the Technology and IP Rights) reflected in the Company Balance Sheet. The Real Property and the Personal Property include all material property used in the business of the Company, other than the Technology and IP Rights. The Company's offices and other structures and its Personal Property are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and comply in all material respects with applicable safety and other laws and regulations.

       (d) The Company's leasehold interest in each parcel of the Real Property is free and clear of all Encumbrances. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company or any Principal Shareholder, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the knowledge of the Company or any Principal Shareholder, by any other party. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

       (e) The Personal Property is free and clear of all Encumbrances, and, other than leased Personal Property that is so noted on the list supplied pursuant to Section 2.9(b), the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company or any Principal Shareholder, any other party thereto is in material default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a material default by the Company or, to the knowledge of the Company or any Principal Shareholder, any other party thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

2.10   CONTRACTS

       2.10.1 MATERIAL CONTRACTS

       SCHEDULE 2.10.1 to the Company Disclosure Memorandum contains a complete and accurate list (other than the IP Rights listed on SCHEDULE 2.14 to the Company Disclosure Memorandum) of all contracts, agreements and understandings, oral or written, to which the Company is currently a party or by which the Company is currently bound providing for potential payments by or to the Company in excess of $10,000 (the "MATERIAL CONTRACTS"), including, without limitation, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money. All Material Contracts are valid, binding and enforceable in accordance with their terms against each party thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company or any Principal Shareholder, any other party thereto is in default thereunder, nor to the knowledge of the Company or any Principal Shareholder is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the knowledge of the Company or any Principal Shareholder, any other party thereunder. True and complete copies of each such written Material Contract (or written summaries of the terms of any such oral Material Contract) have been delivered to ShopNow by the Company. The Company has no

              (a) contracts with directors, officers, shareholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

              (b) employment agreement, whether express or implied, or any other agreement for services that contains severance or termination pay liabilities or obligations;

              (c) noncompetition agreement or other arrangement that would prevent the Company from carrying on its business anywhere in the world;

              (d) written notice or, to the knowledge of the Company or any Principal Shareholder, oral notice that any party to any Material Contract intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

              (e) material dispute with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees;

              (f) product distribution agreement, development agreement or license agreement as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to ShopNow, or standard licenses purchased by the Company for off-the-shelf software);

              (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

              (h) instrument evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Company Financial Statements; and

              (i) agreements or commitments to provide indemnification.

       2.10.2 REQUIRED CONSENTS AND WAIVERS

       The execution and delivery of this Agreement and the performance of the obligations of the Company and the Principal Shareholders hereunder will not constitute a default under any Material Contract and do not require the consent or waiver of any other party to any such Material Contract. All of those consents and/or waivers listed on SCHEDULE 2.10.2 to the Company Disclosure Memorandum will be obtained on or prior to the Closing Date.

2.11   CLAIMS AND LEGAL PROCEEDINGS

       There are no claims, actions, suits, arbitrations, investigations or proceedings pending or involving or, to the knowledge of the Company or any Principal Shareholder, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the knowledge of the Company or any Principal Shareholder, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. SCHEDULE 2.11 to the Company Disclosure Memorandum sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration since the Company's inception.

2.12   LABOR AND EMPLOYMENT MATTERS

       There are no material labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of the Company or any Principal Shareholder, threatened against or involving the Company or any of its present or former employees. The Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, except for such instances of non-compliance as would not have a Company Material Adverse Effect. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company or any Principal Shareholder, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company. Neither the Company nor any of the Principal Shareholders has knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Each employee, officer and consultant of the Company has executed a nondisclosure agreement in the form provided to ShopNow. To the knowledge of the Company or any Principal Shareholder, no employee (or person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party.

       SCHEDULE 2.12 to the Company Disclosure Memorandum lists (a) the names and current compensation amounts of all directors and officers of the Company;
(b) the wage rates for nonsalaried and nonofficer salaried employees of the Company by classification, and all union contracts (if any); (c) all group insurance programs in effect for employees of the Company; and (d) the names and current compensation packages of all independent contractors and consultants of the Company. The Company is not in default with respect to any of its obligations referred to in clause (b) above and has no, and will not incur any, material obligation or liability for severance or back pay owed through or by virtue of the Merger. All employees of the Company are employed on an "at will" basis, and to the knowledge of the Company or any Principal Shareholder, are eligible to work and are lawfully employed in the United States.

2.13   EMPLOYEE BENEFIT PLANS

       2.13.1 EMPLOYEE BENEFIT PLAN LISTING

       SCHEDULE 2.13.1 to the Company Disclosure Memorandum contains a true, accurate and complete list and description of each Employee Benefit Plan. The Company does not have any agreement, arrangement or commitment to create any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan (as defined below). There has been no amendment, interpretation or other announcement or communication (written or oral) by the Company (or any other Person) relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such occurrences or events, could materially increase the expense of maintaining the Employee Benefit Plans above the level of expense incurred with respect thereto for the most recent fiscal year included in the Company Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty or material expense.

       2.13.2 DOCUMENTS PROVIDED

       The Company has delivered to ShopNow true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (i) all annual reports (Form 5500 series) filed since inception for such Employee Benefit Plan; (ii) the summary plan descriptions, summary annual reports, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to the Employee Benefit Plan since inception; (iii) all contracts and agreements (and any amendments thereto) relating to the Employee Benefit Plan, including, without limitation, trust agreements, service provider agreements, insurance contracts, ERISA (as defined below) bonds and indemnification agreements; (iv) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company since the date of the most recently completed and filed annual report; (v) all correspondence to or from any governmental entity or agency relating to such Employee Benefit Plan; and (vi) all COBRA and HIPAA forms and notices currently in use.

       2.13.3 COMPLIANCE

       With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in compliance with its terms and with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA and the Code; (ii) the Company and all other Persons have, at all times, properly performed all obligations, whether arising by operation of law or by contract, required to be performed by any of them in connection with such Employee Benefit Plan; (iii) all reports, Tax Returns, information returns and other information relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately, timely and properly filed; (iv) all notices, statements, reports and other disclosure required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately, timely and properly disclosed or provided; (v) neither the Company nor any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (vi) no transaction or event has occurred or is threatened or about to occur (including, without limitation, any of the transactions contemplated in or by this Agreement or any of the Operative Documents) that could constitute a "prohibited transaction," as defined in
Section 4975 of the Code or Section 406 or 407 of ERISA; and (vii) no transaction, event or omission has occurred or failed to occur that could subject the Company or any other Person, directly or indirectly, to a tax, fine, penalty or related charge under any law, statute, order, rule or regulation, including, without limitation, Chapter 43 of Subtitle D of the Code and Sections 502(c), 502(i), 502(l) and 4071 of ERISA.

       2.13.4 PENSION PLANS

       None of the Employee Benefit Plans is, and the Company has never maintained or contributed to (or been obligated to contribute to), an "employee pension benefit plan," as defined in Section 3(2) of ERISA.

       2.13.5 CONTRIBUTIONS AND PREMIUM PAYMENTS

       All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been properly recorded on the books of the Company.

       2.13.6 RELATED EMPLOYERS

       The Company is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of
Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(o) of the Code.

       2.13.7 POST-TERMINATION BENEFITS

       Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code.

       2.13.8 PARACHUTE PAYMENTS

       The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law).

       2.13.9 SUITS, CLAIMS AND INVESTIGATIONS

       There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or any Principal Shareholder, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS (as defined below), the DOL (as defined below) or any other governmental entity or agency, and, to the knowledge of the Company or any Shareholder, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

       2.13.10 PAYMENTS RESULTING FROM TRANSACTIONS

       Neither the execution and delivery of this Agreement and the Operative Documents nor the consummation of the transactions contemplated by this Agreement and the Operative Documents (either alone or together with any other transaction or event) will (i) entitle any current or former officer, employee, agent, director or independent contractor of the Company to any bonus, retirement, severance, unemployment or other benefit, or otherwise increase the amount of compensation due to any such individual, (ii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan or otherwise, or (iii) require the Company to transfer or set aside any assets to fund or otherwise provide for any benefits for any Person.

       2.13.11 DEFINITIONS

       As used in this Agreement, the following terms shall have the following meanings:

       (a) "DOL" means the United States Department of Labor.

       (b) "IRS" means the United States Internal Revenue Service.

       (c) "EMPLOYEE BENEFIT PLAN" means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, or funded or unfunded, (i) sponsored, maintained or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or liability.

       (d) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

2.14   INTELLECTUAL PROPERTY

       2.14.1 GENERAL

       The Company owns or is licensed and has all rights that are required to conduct its business as now conducted in and to the following: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, "look and feel" software, development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, or during the two years prior to the date of this Agreement have been, or currently are proposed to be, developed, produced, used, marketed or sold by the Company (collectively, the "TECHNOLOGY-RELATED ASSETS"); and (b) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof. The Company has such rights in the Technology-Related Assets as are necessary or required to conduct its business as currently conducted.

       2.14.2 COMPANY TECHNOLOGY

       SCHEDULE 2.14.2 to the Company Disclosure Memorandum sets forth a list of all products developed, produced, used, marketed or sold by the Company since its inception and required to conduct its business as now conducted (whether used internally or provided to third parties), together with all prior versions, predecessors or precursors to such products or tools (collectively, the "PRODUCTS"). Except for the Third Party Technologies (as defined in Section
2.14.3 hereof), the Company owns, free and clear of all Encumbrances, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith, all right, title and interest in and to the following (collectively, the "TECHNOLOGY"): (a) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (a) above; (c) any and all technology and work in progress related to the items set forth in clauses (a) and (b) above; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (a), (b), and (c) above. The Technology, excluding the Third Party Technologies (as defined below), is sometimes referred to herein as the "COMPANY TECHNOLOGY."

       2.14.3 THIRD PARTY TECHNOLOGY

       SCHEDULE 2.14.3 to the Company Disclosure Memorandum sets forth a list of all Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "THIRD PARTY TECHNOLOGIES"), and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company, or intended or necessary for use with the Company Technology) the Third Party Technologies (the "THIRD PARTY LICENSES"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. The Company has sufficient rights under the Third Party Licenses to use (free of any material restriction, other than those expressly set forth in the Third Party Licenses) (a) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology and (b) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted. All Third Party Licenses are valid, binding and in full force and effect; the Company and, to the knowledge of the Company or any Principal Shareholder, each other party thereto has performed in all material respects his, her or its obligations thereunder; and neither the Company nor, to the knowledge of the Company or any Principal Shareholder, any other party thereto is in default thereunder, nor to the knowledge of the Company or any Principal Shareholder, has there occurred any event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of the Company or, to the knowledge of the Company or any Principal Shareholder, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew such Third Party License or to exercise or decline to exercise any option or right thereunder.

       2.14.4 TRADEMARKS

       SCHEDULE 2.14.4 to the Company Disclosure Memorandum sets forth a list of all trademarks, trade names, brand names, service marks, logos or other identifiers for the Products or otherwise used by the Company in its business (the "MARKS"). The Company has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in connection with the Products or otherwise in the Company's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

       2.14.5 INTELLECTUAL PROPERTY RIGHTS

       SCHEDULE 2.14.5 to the Company Disclosure Memorandum sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP REGISTRATIONS") associated with the Company Technology and the Marks. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology and the Marks (collectively, the "IP RIGHTS").

       2.14.6 MAINTENANCE OF RIGHTS

       The Company has not conducted its business, and has not used or enforced (or, to the knowledge of the Company or any Principal Shareholder, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and the Company has not taken (or, to the knowledge of the Company or any Principal Shareholder, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations. The Company has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. To the knowledge of the Company or any Principal Shareholder, except pursuant to reasonably prudent safeguards, (a) no third party has received any confidential information relating to the Technology or the IP Rights and (b) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

       2.14.7 THIRD PARTY CLAIMS

       The Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company

Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto. All the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the IP Rights. To the knowledge of the Company or any Principal Shareholder, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

       2.14.8 INFRINGEMENT BY THE COMPANY

       Except as set forth on SCHEDULE 2.14.8 to the Company Disclosure Memorandum, (a) the use of any of the Technology in the Company's business does not and will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; (b) the use of any of the Marks and other IP Rights in the Company's business will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; and (c) the Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Marks or other IP Rights, or claiming that any other entity has any claim of infringement with respect thereto.

       2.14.9 CONFIDENTIALITY

       The Company has not disclosed any source code regarding the Technology to any person or entity other than an employee of the Company who is under a written nondisclosure agreement. The Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology. Neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology; and (d) the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on SCHEDULE 2.14.9 to the Company Disclosure Memorandum, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

       2.14.10 WARRANTY AGAINST DEFECTS

       The Technology is free from known material defects and substantially conforms to the specifications attached as EXHIBIT 2.14.10 hereto.

       2.14.11 DOMAIN NAMES

       SCHEDULE 2.14.11 of the Company Disclosure Memorandum sets forth a list of all Internet domain names used by the Company in its business (collectively, the "DOMAIN NAMES"). The Company has, and after the Effective Time the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted and proposed to be conducted following the Effective Time.

       2.14.12 YEAR 2000

       The Company's Technology, and, to the knowledge of the Company and each Principal Shareholder (without any independent investigation or review of the Third Party Technology), the Third Party Technology, is Year 2000 Compliant. The Company's business, financial condition and results of operations will not be materially adversely affected by Year 2000 Compliance related issues. The term "YEAR 2000 COMPLIANT" as used herein means that (i) each item of Company Technology, on dates on and after January 1, 2000 (the "MILLENNIAL DATES"), will calculate any information dependent on or relating to dates on or after January 1, 2000 in the same manner, and with the same functionality, data integrity and performance, as such Company Technology records, stores, processes, calculates and presents calendar dates on or before any Millennial Date, and (ii) the Millennial Dates will not adversely affect the operation of such Company Technology with respect to date-dependent data or computations, output, or other routines or functions.

2.15   CORPORATE BOOKS AND RECORDS

       The Company has furnished to ShopNow or its representatives for their examination true and complete copies of (a) the Articles of Incorporation and Bylaws of the Company as currently in effect, including all amendments thereto,
(b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company's shareholders, Board of Directors and any committees thereof since the Company's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

2.16   LICENSES, PERMITS, AUTHORIZATIONS, ETC.

       The Company has received all currently required material governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "PERMITS") the failure of which to obtain would have a Company Material Adverse Effect. The Company is in compliance in all material respects with the terms of all Permits, and except as would not have a Company Material Adverse Effect, all the Permits are valid and in full force and effect, and no proceeding is pending, or to the knowledge of the Company or any Principal Shareholder, threatened, the object of which is to revoke, limit or otherwise affect any of the Permits. The Company has not received any notifications of any asserted present failure by it to have obtained any Permit, or any past and unremedied failure to obtain such items.

2.17   COMPLIANCE WITH LAWS

       The Company is in compliance in all material respects with all material federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees or to the Real Property and the Personal Property, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters. The Company has not received any written, or to the knowledge of the Company and the Principal Shareholders, oral notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

2.18   INSURANCE

       The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all material requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

2.19   BROKERS OR FINDERS

       The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.20   ABSENCE OF QUESTIONABLE PAYMENTS

       Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

2.21   BANK ACCOUNTS

       SCHEDULE 2.21 to the Company Disclosure Memorandum sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access to such safe deposit boxes or accounts.

2.22   CUSTOMERS AND SUPPLIERS

       SCHEDULE 2.22 to the Company Disclosure Memorandum sets forth (a) a complete and accurate list of the customers of the Company accounting for 5% or more of the Company's revenues during the fiscal year last ended and the period ended September 30, 1999, showing the approximate total revenues from each such customer during the fiscal year last ended and the period ended September 30, 1999 and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company in the fiscal year last ended and the period ended September 30, 1999. The Company has not received any notice from its customers or suppliers that would cause it, in its reasonable judgment, to expect any material modification to its relationship with any customer or supplier named on such
SCHEDULE 2.22 to the Company Disclosure Memorandum.

2.23   ACCOUNTS RECEIVABLE

       All accounts receivable of the Company reflected in the Closing Balance Sheet ("ACCOUNTS"), or existing at the Effective Time, represent sales actually made in the ordinary course of business and were recorded in the Company's books consistent with the presentation applied in the Company Financial Statements for the year ended December 31, 1998. The bad debt reserves and sales return allowances reflected in the Closing Balance Sheet are adequate. Set forth on
SCHEDULE 2.23 to the Company Disclosure Memorandum are a full and complete list and aging study of all Accounts. To the knowledge of the Company or any Principal Shareholder, all Accounts existing and remaining unpaid at the Effective Time will be collectible by the Surviving Corporation in the ordinary course of business, consistent with past practice.

2.24   CREDITORS' LIST

       SCHEDULE 2.24 to the Company Disclosure Memorandum sets forth a full, complete and accurate list of all creditors of the Company, with the amount payable to each such creditor as of three days prior to the Closing Date.

2.25   INSIDER INTERESTS

       No Shareholder or officer or director of the Company has any interest (other than as a shareholder of the Company) (a) in any Real Property, Personal Property, Technology or IP Rights used in or directly pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, Shareholders, affiliates or any affiliate thereof. The Company and its officers and directors have no interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise), other than ownership of capital stock comprising less than 1% of any publicly held company, that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage;
(ii) is a supplier, customer or creditor; or (iii) has any direct or indirect interest in any asset or property (real or personal, tangible or intangible) of the Company or any property (real or personal, tangible or intangible) that is necessary or desirable for the present or currently anticipated future conduct of the Company's business.

2.26   COMPLIANCE WITH ENVIRONMENTAL LAWS

       Neither the Company nor, to the knowledge of the Company or any Principal Shareholder, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on the Real Property, or any real property previously owned, leased, subleased or used by the Company in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing. To the knowledge of the Company or any Principal Shareholder, there have been no releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on, at or from any assets or properties, including, without limitation, the Real Property, owned, leased or subleased by the Company in the operation of its business during the time such assets or properties were owned, leased or subleased by the Company (or, to the knowledge of the Company or any Principal Shareholder, prior to such time), including, without limitation, any releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants in violation of any law.

2.27   INFORMATION SUPPLIED BY THE COMPANY

       None of the information supplied by the Company for inclusion in the proxy statement delivered to the Shareholders in connection with any written consent by or meeting of such Shareholders (collectively, "SHAREHOLDER MATERIALS"), at the date on which such information was supplied contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided, however, that the Company makes no representations or warranties regarding information furnished by or related to ShopNow or the Purchaser.

2.28   FULL DISCLOSURE

       No information furnished by the Company or the Shareholders to ShopNow or its representatives in connection with this Agreement (including, but not limited to, the Company Financial Statements and all information in the Company Disclosure Memorandum and the other Exhibits hereto) or the Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

2.29   HART-SCOTT-RODINO

       (a) The Company is its own ultimate parent entity as defined under the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HART-SCOTT-RODINO ACT"). The Company is not a $10 million person as defined in the Hart-Scott-Rodino Act and is not "engaged in manufacturing" for purposes thereof.

       (b) Each of the Principal Shareholders is either (a) not a $10 million person as defined under the Hart-Scott-Rodino Act or (b) acquiring the ShopNow Common Stock solely for the purpose of investment within the meaning of 16 C.F.R. 802.9.

       (c) The representations and warranties set forth in this Section 2.29 are made by the Company and the Principal Shareholders solely for the purpose of determining the applicability to the Merger and the other transactions contemplated by this Agreement of the notification requirements of the Hart-Scott-Rodino Act.

2.30   PARTICIPATING DEVELOPERS

       SCHEDULE 2.30 to the Company Disclosure Memorandum contains a complete list of all Participating Developers (as defined below), specifying for each any relationship between the Participating Developer and the Company (e.g., employee, contractor, etc.), all dates during which the relationship was in effect and a list of any documents or other items relating to such relationship. The Company has furnished to ShopNow or its counsel full and complete copies of such documents and other items identified in SCHEDULE 2.30. "PARTICIPATING DEVELOPER" means any person or entity that has, at any time and in any way, participated or contributed to the Development of any

IP Rights or any of the Company Technology. "DEVELOPMENT" means create, author, design, engineer, invent, modify, discover, reduce to practice or develop. Each Participating Developer who is or was an independent contractor of the Company has signed the form Confidential Information and Inventions Agreement attached hereto as Exhibit 2.30(a) (the "INVENTION AGREEMENT"), and each Participating Developer who is or was an employee of the Company has signed the Amendment to Employment Policy and Agreement and Confidential Information and Inventions Agreement attached hereto as Exhibit 2.30(b) (the "Amended Employee Agreement"). Each such Invention Agreement or Amended Employee Agreement, as the case may be, legally, fully and effectively transfers to the named transferee any and all right, title and interest which the named Participating Developer may have or acquire in and to the IP Rights and the Technology.

                 ARTICLE III - REPRESENTATIONS AND WARRANTIES OF
                            SHOPNOW AND THE PURCHASER

       In order to induce the Company and the Principal Shareholders to enter into and perform this Agreement and the Operative Documents, ShopNow and the Purchaser jointly and severally represent and warrant to the Company and the Principal Shareholders as of the date of this Agreement as follows in this
Article III:

3.1    ORGANIZATION

       ShopNow is a corporation duly organized and validly existing under the laws of the State of Washington. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Each of ShopNow and the Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Operative Documents and to consummate the transactions contemplated hereby and thereby. Each of ShopNow and the Purchaser is duly qualified and licensed as a foreign corporation to do business and is in good standing in each foreign jurisdiction in which the character of ShopNow and the Purchaser's respective properties occupied, owned or held under lease or the nature of the business conducted by ShopNow and the Purchaser, respectively, makes such qualification or licensing necessary, except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of ShopNow or the Purchaser. All the issued and outstanding shares of capital stock of the Purchaser are held of record and beneficially by ShopNow.

3.2    ENFORCEABILITY

       All corporate action on the part of ShopNow and the Purchaser and their respective officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Operative Documents, the consummation of the Merger, and the performance of all their respective obligations under this Agreement and the Operative Documents has been taken. This Agreement and each of the Operative Documents has been duly executed and delivered by each of ShopNow and the Purchaser, as applicable, and this Agreement and each of the Operative Documents is a legal, valid and binding obligation of each of ShopNow and the Purchaser, as applicable, enforceable against each of them in accordance with its terms.

3.3    SECURITIES

       The Closing Shares to be issued pursuant to this Agreement have been, duly authorized for issuance, and such Closing Shares, when issued and delivered to the Shareholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable.

3.4    NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

       The execution, delivery and performance of this Agreement and the Operative Documents by the Purchaser and ShopNow, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not

       (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to ShopNow or the Purchaser;

       (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except (i) compliance with applicable securities laws and (ii) the filing of all documents necessary to consummate the Merger with the Washington Secretary and the California Secretary;

       (c) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of ShopNow or the Purchaser.

3.5    BROKERS OR FINDERS

       Neither ShopNow nor the Purchaser has incurred, and neither ShopNow nor the Purchaser will incur, directly or indirectly, as a result of any action taken by or on behalf of ShopNow or the Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby that would result in a claim against the Company or the Shareholders.

3.6    SEC DOCUMENTS

       ShopNow has made available to the Shareholders true and complete copies of its final prospectus dated September 28, 1999 (the "PROSPECTUS"), the Prospectus supplement dated October 15, 1999 (the "PROSPECTUS SUPPLEMENT") and the press release dated October 14, 1999 with respect to certain financial results for the quarter ended September 30, 1999 (collectively, the "SEC DOCUMENTS"). As of their respective filing dates, each of the Prospectus and the Prospectus Supplement complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

3.7    INFORMATION SUPPLIED BY SHOPNOW

       None of the information supplied by ShopNow for inclusion in the Shareholder Materials, including the SEC Documents, at the date on which such information was supplied contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that ShopNow makes no representations or warranties regarding information furnished by or related to the Shareholders or the Company.

3.8    FULL DISCLOSURE

       No information furnished by ShopNow or the Purchaser to the Company or its representatives in connection with this Agreement or the Operative Documents (including the SEC Documents) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

                              ARTICLE IV - DELIVERIES

4.1    DELIVERIES BY THE COMPANY AND THE SHAREHOLDERS

       On the Closing Date, the Company and the Principal Shareholders shall deliver to ShopNow and the Purchaser:

       (a) the opinion letter of Morrison & Foerster LLP, counsel for the Company and the Shareholders, dated the Closing Date in substantially the form attached hereto as EXHIBIT 4.1(a);

       (b) a certificate of the California Secretary to the effect that the Company is a corporation in good standing under the laws of the state of California;

       (c) a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to ShopNow, (i) certifying that the conditions to the obligations of ShopNow and the Purchaser in Sections 4A.1 and 4A.2 have been fulfilled and (ii) verifying the accuracy of the information contained in the Merger Consideration Spreadsheet (as defined below) and the Option Consideration Spreadsheet (as defined below);

       (d) a certificate of the Secretary of the Company, in form and substance reasonably satisfactory to ShopNow, as to the authenticity and effectiveness of the actions of the Board of Director of the Company and the Shareholders authorizing the Merger and the transactions contemplated by this Agreement and the Operative Documents (copies of (i) the Company's Articles of Incorporation, certified by the California Secretary, (ii) the Company's Bylaws, certified by the Secretary of the Company, and (iii) the resolutions of the Board of Directors of the Company relating to the transactions contemplated by this Agreement and the Operative Documents shall be attached to such certificate);

       (e) a Foreign Investment in Real Property Tax Act Affidavit in the form attached hereto as EXHIBIT 4.(1)(e).

       (f) an executed ShopNow standard California Form of Intellectual Property Agreement (Confidentiality, Invention Assignment, Nonraiding and Noncompetition) from each of the employees of the Company who have been offered and have accepted employment with ShopNow (which form is attached as EXHIBIT 4.1(f) to this Agreement);

       (g) stock powers endorsed in blank from each Principal Shareholder and other such documentation as ShopNow may reasonably prescribe to carry out the purposes of Article V;

       (h) the Investor Questionnaire in the form attached hereto as
EXHIBIT 4.1(h) fully completed and duly executed by each of the Shareholders;

       (i) written consents to the Merger or waivers, as applicable, from each of the parties (other than the Company) to those agreements, leases, notes or other documents listed on SCHEDULE 2.10.1 to the Company Disclosure Memorandum, which consents or waivers, as the case may be, shall be reasonably satisfactory in all respects to ShopNow;

       (j) a spreadsheet in a form reasonably acceptable to ShopNow detailing the number of shares of Company Common Stock held by each Shareholder, the amount of ShopNow Common Stock to be received by each such Shareholder at the Effective Time and with respect to each Principal Shareholder, the number of Indemnification Shares to be held pursuant to the Holdback (the "MERGER CONSIDERATION SPREADSHEET");

       (k) a spreadsheet in a form reasonably acceptable to ShopNow detailing with respect to each Option the number of shares of Company Capital Stock subject to such Option and the exercise price thereof, the number of shares of ShopNow Common Stock that will be subject to such Option and the exercise price thereof after the assumption of such Option by ShopNow pursuant to Section 1.6.1(e) and the vesting schedule with respect to such Option (the "OPTION CONSIDERATION SPREADSHEET").

       (l) copies of the resignations, effective as of the Effective Time, of all the directors and officers of the Company;

       (m) employment agreements, substantially in the form of EXHIBIT 4.1(m) hereto, duly executed by each of Farid Tabibzadeh and Shahab Emrani (the "EMPLOYMENT AGREEMENTS");

       (n) a receipt and release in form and substance reasonably satisfactory to ShopNow, duly executed by Farid Tabibzadeh, with respect to the repayment of the Shareholder Indebtedness;

       (o) executed Inventions Agreements or Amended Employee Agreements, as applicable, duly executed by each of the Participating Developers;

       (p) evidence in a form satisfactory to ShopNow of the termination of the Company's Investors' Rights Agreement among the Company and certain of its Shareholders;

       (q) evidence in a form satisfactory to ShopNow of the amendment of all previously executed agreements in the form of the SpeedyClick, Corp. Employment Policy and Agreement with the Company's current employees to provide that all such employees are employees "at will;" and

       (r) an agreement in form and substance acceptable to ShopNow, duly executed by Fortin, to deliver promptly after the Closing Date notarized Registrant Name Change Agreements with respect to the transfer of those domain names that are identified on Schedule 2.14.11 of the Company Disclosure Memorandum as domain names that are registered in Jay Fortin's name.

4.2    DELIVERIES BY SHOPNOW AND THE PURCHASER

       On the Closing Date, ShopNow and the Purchaser shall deliver to the Company and the Principal Shareholders:

       (a) the opinion letter of Perkins Coie LLP, counsel for ShopNow and the Purchaser, dated the Closing Date in the form attached hereto as EXHIBIT 4.2(a);

       (b) a certificate of the Washington Secretary to the effect that ShopNow is a corporation validly existing and duly authorized to transact business in the corporate form under the laws of the state of Washington;

       (c) a certificate of the Washington Secretary to the effect that the Purchaser is a corporation validly existing and duly authorized to transact business in the corporate form under the laws of the state of Washington;

       (d) a certificate of an officer of ShopNow, in form and substance reasonably satisfactory to the Company, certifying that the conditions to the obligations of the Company and the Principal Shareholders in Sections 4B.1 and 4B.2 have been fulfilled;

       (e) a certificate or certificates of the Secretary of ShopNow and Purchaser, respectively, in form and substance reasonably satisfactory to the Company, as to the authenticity and effectiveness of the actions of the Board of Directors of ShopNow and the Purchaser, respectively, and the sole shareholder of Purchaser, authorizing the Merger and the transactions contemplated by this Agreement and the Operative Documents (copies of the resolutions of the Board of Directors of ShopNow and

Purchaser relating to the transactions contemplated by this Agreement and the Transaction Documents shall be attached to such certificate or certificates);

       (f) The Employment Agreements, duly executed by ShopNow;

       (g) an executed exchange agent agreement between ShopNow and Continental with respect to the Closing Shares in a form reasonably satisfactory to the Company;

       (h) the repayment of the Shareholder Indebtedness to Farid Tabibzadeh by check or wire transfer of immediately available funds; and

       (i) an application for listing of additional shares with respect to the listing of the Closing Shares on the Nasdaq Stock Market's National Market, duly executed by ShopNow.

                    ARTICLE IVA - CONDITIONS PRECEDENT TO THE
                    OBLIGATIONS OF SHOPNOW AND THE PURCHASER

       The obligations of ShopNow and the Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by ShopNow and the Purchaser:

4A.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES

       The representations and warranties of the Company and the Principal Shareholders contained herein (including applicable Exhibits or Schedules to the Company Disclosure Memorandum) and in the Operative Documents shall have been true and correct in all material respects when made and, except (a) for changes contemplated by this Agreement and the Operative Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

4A.2   PERFORMANCE OF AGREEMENTS; DELIVERIES

       Each of the Company and the Principal Shareholders shall have performed in all material respects all obligations and agreements, made all deliveries contemplated by Section 4.1, and complied with all covenants contained in this Agreement or any Operative Document to be performed and complied with by him, her or it at or prior to the Closing.

4A.3   COMPLIANCE WITH LAWS

       The effectiveness of the Merger and the performance by ShopNow, the Purchaser, the Company and the Principal Shareholders of their respective obligations pursuant to this Agreement and the Operative Documents shall be legally permitted by all laws and regulations to which ShopNow, the Purchaser, the Company and the Principal Shareholders are subject.

4A.4   LEGAL PROCEEDINGS

       No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

                    ARTICLE IVB - CONDITIONS PRECEDENT TO THE
                  OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL
                                  SHAREHOLDERS

       The obligations of the Company and the Principal Shareholders to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company and the Principal Shareholders:

4B.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES

       The representations and warranties of ShopNow and the Purchaser contained herein (including applicable Exhibits or Schedules to the Company Disclosure Memorandum) and in the Operative Documents shall have been true and correct in all material respects when made and, except (a) for changes contemplated by this Agreement and the Operative Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

4B.2   PERFORMANCE OF AGREEMENTS; DELIVERIES

       Each of ShopNow and the Purchaser shall have performed in all material respects all obligations and agreements, made all deliveries contemplated by
Section 4.2, and complied with all covenants contained in this Agreement or any Operative

Document to be performed and complied with by him, her or it at or prior to the Closing.

4B.3   COMPLIANCE WITH LAWS

       The effectiveness of the Merger and the performance by ShopNow, the Purchaser, the Company and the Principal Shareholders of their respective obligations pursuant to this Agreement and the Operative Documents shall be legally permitted by all laws and regulations to which ShopNow, the Purchaser, the Company and the Principal Shareholders are subject.

4B.4   LEGAL PROCEEDINGS

       No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

                             ARTICLE IVC - COVENANTS

       Between the date of this Agreement and the Effective Time, the parties covenant and agree as set forth in this Article IVC:

4C.1   CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

       Unless ShopNow shall otherwise agree in writing, the Company and the Principal Shareholders covenant and agree to conduct the Company's business between the date of this Agreement and the Effective Time in and only in, and the Company and the Principal Shareholders shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law; and each of the Company and the Principal Shareholders shall use his, her or its best efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, customers, suppliers and other Persons with which the Company has significant business relations.

4C.2.  NO ALTERNATIVE TRANSACTIONS

       Unless this Agreement shall have been terminated in accordance with its terms, neither the Company nor the Principal Shareholders shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company, or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company shall notify ShopNow promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to ShopNow, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill (e.g., agreement not to invest in or seek change of control of the Company) agreement to which the Company is a party.

4C.3   NOTIFICATION OF CERTAIN MATTERS

       Each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4C.3 shall not limit or otherwise affect the remedies available to the parties hereunder.

4C.4   FURTHER ACTION; COMMERCIALLY REASONABLE EFFORTS

       Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger.

4C.5   LIMITATION ON SALES OF COMPANY COMMON STOCK

       Except as contemplated by this Agreement, each Principal Shareholder covenants and agrees not to sell, assign, transfer, pledge, encumber or otherwise dispose of any of his or its shares of Company Common Stock.

                      ARTICLE V - SURVIVAL AND INDEMNIFICATION

5.1    SURVIVAL

       All representations and warranties contained in this Agreement or in the Operative Documents or in any certificate delivered pursuant hereto or thereto shall survive until the first anniversary of the Effective Time (the "SURVIVAL PERIOD"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section 5.4; provided, however, that any claim relating to fraud shall survive the Effective Time indefinitely. The covenants and agreements contained in this Agreement shall survive and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought pursuant to this Agreement shall survive until the time which it would otherwise terminate if a Claim Notice (as defined in Section 5.5) shall have been delivered to the Shareholder Representative prior to such time.

5.2    INDEMNIFICATION BY THE SHAREHOLDERS

       Subject to the limitations set forth in this Article V, the Principal Shareholders jointly and severally shall indemnify and hold ShopNow and its officers, directors and affiliates (the "SHOPNOW INDEMNIFIED PARTIES") harmless from and against, and shall reimburse the ShopNow Indemnified Parties for, any and all loss, obligation, deficiency, damage, claim liability, cost and expense (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal fees and other expenses) ("LOSSES") arising out of (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by the Company or any Shareholder in this Agreement or in any Operative Document or in any certificate delivered pursuant hereto or thereto; (ii) any failure by the Company or the Shareholders to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any Operative Document; (iii) any claim by any third party arising out of the Company's operation of the Company's business or the ownership, use or distribution of the Company's assets on or before the Effective Time; (iv) any liability for Taxes resulting from the transactions contemplated by this

Agreement, including without limitation, transfer, sales, use, excise, conveyance and similar taxes, excluding any Taxes resulting from a reassessment of Real Property or Personal Property occurring as a result of the Merger; or
(v) any claims by the Company's trade creditors relating to the Company's obligations existing on or prior to, or arising with respect to the period ending on, the Effective Date, other than trade payables arising in the ordinary course of business.

5.3    INDEMNIFICATION BY SHOPNOW

       ShopNow shall indemnify and hold the Shareholders, the Company and the Company's officers, directors and affiliates (the "COMPANY INDEMNIFIED PARTIES" and, together with the ShopNow Indemnified Parties, the "INDEMNIFIED PARTIES") harmless from and against, and shall reimburse the Company Indemnified Parties for, any and all Losses arising out of or in connection with (a) any inaccuracy in, or misrepresentation or breach of, any representation or warranty made by ShopNow or the Purchaser in this Agreement or in any Operative Document or in any certificate delivered pursuant hereto or thereto and (b) any failure by ShopNow or the Purchaser to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any Operative Document.

5.4    THRESHOLD AND LIMITATIONS

       (a) The Indemnified Parties shall be not be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article V ("CLAIMS") until the aggregate Losses for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed (i) in the case of Losses arising out of the matters described in subsections (i), (ii),
(iv) or (v) of Section 5.3, $50,000 or (ii) in the case of Losses arising out of the matters described in subsection (iii) of Section 5.3, $150,000 (each, where applicable, the "THRESHOLD"); provided, however, that once such aggregate Losses exceed the Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold.

       (b) Except for Losses based on fraud, the aggregate total liability of the Principal Shareholders pursuant to this Article V shall be limited to $50,000,000.

       (c) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the expiration of the Survival Period or other applicable time limitation described in Section 5.1, except that indemnity may be sought after the expiration of the Survival Period or other applicable time limitation if a Claim Notice (as defined in Section 5.5(a)) shall have been delivered to the Shareholder Representative prior to the expiration of such time period.

       (d) Except for Losses based on fraud, the obligation of the Principal Shareholders to indemnify the ShopNow Indemnified Parties under this Article V shall be the sole and exclusive remedy of the ShopNow Indemnified Parties under this Agreement against the Principal Shareholders.

5.5    PROCEDURE FOR INDEMNIFICATION

       (a) The Indemnified Party shall give written notice (the "CLAIM NOTICE") of any Claim to the indemnifying party as promptly as practicable, but in any event: (i) if such Claim relates to the assertion against an Indemnified Party of any claim by a third party (a "THIRD PARTY CLAIM"), within 30 days after the assertion of such Third Party Claim, or (ii) if such Claim is not in respect of a Third Party Claim, within 30 days after the discovery of facts upon which the Indemnified Party intends to base a Claim for indemnification pursuant to
Article V hereof; provided, however, that the failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the Indemnified Party except to the extent that the indemnifying party demonstrates that the indemnifying parties' ability to defend or resolve such Claim is adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based, the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof, and the provisions in the Agreement on which the Claim is based.

       (b) (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the indemnifying party shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 5.5(b)(ii) hereof shall govern.

              (ii) The indemnifying party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the indemnifying party shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The indemnifying party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and (B) the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party. The Indemnified Party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

       (c) (i) If the indemnifying party does not give written notice to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim of the indemnifying party's election to assume the defense or handling of such Third Party Claim, the provisions of
Section 5.5(c)(ii) hereof shall govern.

              (ii) The Indemnified Party may, at the indemnifying party's expense (which shall be paid from time to time by the indemnifying party as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the indemnifying party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the indemnifying party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

5.6    HOLDBACK

       5.6.1  PLEDGE

       The Indemnification Shares (which shall include for purposes of this Section 5.6 any distributions accrued or made thereon after the date of this Agreement, the net proceeds of any sale of the Indemnification Shares and any other securities or property which may be issued after the date hereof in exchange for the Indemnification Shares in any merger or recapitalization or similar transaction involving ShopNow) shall be deemed as of the Effective Time to be pledged by the Principal Shareholders to, and certificates representing the Indemnification Shares shall be held by, ShopNow or any successor thereto pursuant to this Agreement. So long as any Indemnification Shares are held by ShopNow hereunder, ShopNow shall have, and the Principal Shareholders hereby grant, effective as of the Effective Time, a perfected, first-priority security interest in such Indemnification Shares to secure payment of amounts payable by the Principal Shareholders in respect of claims under this Article V. In connection therewith, each Principal Shareholder shall execute and deliver such instruments as ShopNow may from time to time reasonably request for the purpose of evidencing and perfecting such security interest.

       5.6.2  HOLDBACK RELEASE

       ShopNow shall hold the Indemnification Shares in accordance with this Agreement and shall transfer the Indemnification Shares only as follows:

       (a) Indemnification Shares shall be retransferred to ShopNow in respect of a Claim made by ShopNow, or transferred to a ShopNow Indemnified Party in respect of a claim made by such Indemnified Party, under this Article V when, and to the extent, authorized under Section 5.6.3 below.

       (b) On the first anniversary of the Closing Date (the "HOLDBACK RELEASE DATE"), the Indemnification Shares shall be released to the Principal Shareholders PRO RATA in accordance with their percentage interest in the Indemnification Shares; provided, however, that no Indemnification Shares shall be released to any Principal Shareholder who has not previously surrendered all of such Principal Shareholder's certificates representing Company Common Stock in accordance with Section 1.6.2. Notwithstanding the foregoing, the number of Indemnification Shares to be released on the Holdback Release Date shall be reduced by the number of Closing Shares (i) subject to a pending Claim Notice for which the Response Period (as defined below) has not yet expired, (ii) retransferred to ShopNow or transferred by ShopNow to a ShopNow Indemnified Party in satisfaction of a Claim made prior to the Release Date or (iii) held in reserve pending resolution of an ShopNow Open Claim (as defined below) in respect of a Claim Notice delivered prior to the Holdback Release Date.

       (c) After the Holdback Release Date, when a final determination is made with respect to any ShopNow Open Claim, the number of Indemnification Shares transferable to any ShopNow Indemnified Party shall be transferred to the ShopNow Indemnified Party from the Claim Reserve Amount for such ShopNow Open Claim, and the Indemnification Shares included in such Claim Reserve Amount remaining after such transfer shall be released to the Principal Shareholders PRO RATA in accordance with their percentage interest in the Indemnification Shares to be released; provided, however, that no Indemnification Shares shall be released to any Principal Shareholder who has not previously surrendered all of such Principal Shareholder's certificates representing Company Common Stock in accordance with Section 1.6.2.

       5.6.3  CLAIMS PROCEDURE

       The procedure for payment from the Indemnification Shares of indemnification amounts to which ShopNow or other ShopNow Indemnified Parties may become entitled under this Article V shall be as follows:

       (a) From time to time as ShopNow determines that it or another ShopNow Indemnified Party is entitled to an indemnification payment from the Indemnification Shares for a Claim under this Article V, ShopNow shall give a Claim Notice to the Shareholder Representative in accordance with Section 5.5.

       (b) If ShopNow has not received from the Shareholder Representative within 30 business days after notice of such Claim is delivered (the "RESPONSE PERIOD") a written objection to a Claim stating the facts and circumstances on which the objection is based, the Claim stated in such Claim Notice shall be conclusively deemed to be approved by the Principal Shareholders and ShopNow shall promptly thereafter transfer to the ShopNow Indemnified Party from the Indemnification Shares an amount of Indemnification Shares equal in value to the amount of such Claim. The Indemnification Shares to be transferred shall be determined by dividing the amount of the Claim by the Base Price and shall be rounded to the nearest whole share, with .5 being rounded up.

       (c) If, within the Response Period, ShopNow shall have received from the Shareholder Representative a written objection to the claim specifying the nature of and grounds for such objection, then such Claim shall be deemed to be a "SHOPNOW OPEN CLAIM," and ShopNow shall reserve within the Indemnification Shares a number of shares equal in value to the amount of such ShopNow Open Claim (which amount designated for each ShopNow Open Claim is referred to herein as the "CLAIM RESERVE AMOUNT"). The number of Indemnification Shares to be reserved shall be determined by dividing the amount of the ShopNow Open Claim by the Base Price and shall be rounded to the nearest whole share, with .5 rounded up.

       (d) Indemnification Shares within the Claim Reserve Amount for each ShopNow Open Claim shall be transferred by ShopNow only in accordance with either (i) a mutual agreement between ShopNow and the Shareholder Representative which shall be memorialized in writing or (ii) a court order from any competent court having jurisdiction over the parties under Section 6.12 or a final and binding arbitration decision pertaining to the ShopNow Open Claim.

       5.6.4  VOTING; DISPOSITION

       Until retransferred to ShopNow or transferred to an Indemnified Party in accordance with the provisions of this Article V, the Indemnification Shares shall be held of record by the Principal Shareholders for all purposes (including federal income tax purposes), and the Principal Shareholders shall have full right to vote the Indemnification Shares on all matters coming before the shareholders of ShopNow. No interest in the Indemnification Shares may be sold or transferred to any third party prior to any distribution of the Indemnification Shares pursuant to Section 5.6.3(b) or (c).

       5.6.5  MERGER OR RECAPITALIZATION

       In the event of any merger or recapitalization or similar transaction involving ShopNow prior to the time when all Indemnification Shares have been transferred or released in accordance with the terms of this Section 5.6, such Indemnification Shares shall be converted or exchanged in accordance with such transaction in the same manner as other ShopNow Common Stock, and any securities or property issued in conversion or exchange thereof shall then be included within the definition of Indemnification Shares and shall otherwise become subject to this Agreement in lieu of such shares of ShopNow Common Stock.

       5.6.6  TAXATION OF DIVIDENDS

       For federal and state income tax purposes, any dividends or other distributions with respect to the Indemnification Shares shall be income of the Principal Shareholders.

5.7    SPECIFIC PERFORMANCE

       Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

                              ARTICLE VA - TERMINATION

5A.1   TERMINATION

       This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Shareholders):

       (a) by mutual written consent of the Company and ShopNow;

       (b) by either the Company or ShopNow, if the Merger has not been consummated by December 31, 1999; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

       (c) by either the Company or ShopNow, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining ShopNow, the Purchaser, the Company or the Shareholders from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

       (d) by the Company, in the event of a material breach by ShopNow or the Purchaser of any representation, warranty or agreement contained herein that has not been cured or is not curable by December 31, 1999;

       (e) by ShopNow, in the event of a material breach by the Company or any Principal Shareholder of any representation, warranty or agreement contained herein that has not been cured or is not curable by December 31, 1999.

5A.2   EFFECT OF TERMINATION

       In the event of the termination of this Agreement pursuant to Section 5A.1 hereof, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof.

                              ARTICLE VI - GENERAL

6.1    FURTHER ACTION; REASONABLE BEST EFFORTS; DOMAIN NAME TRANSFER

       (a) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Operative Documents, each party to this Agreement shall use commercially reasonable efforts to promptly take such action. After the Closing, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of the Company and to effect the issuance of the Closing Shares to the Shareholders pursuant to the terms and conditions hereof.

       (b) The Company hereby agrees (a) to deliver to the Surviving Corporation as soon as practicable and in no event later than thirty days after the Closing Date, Registrant Name Change Agreements, duly executed by each of Jay Fortin, SCS Services and speedyclick.net, as applicable, and in each case properly notarized and in form and content reasonably satisfactory to ShopNow, with respect to the transfer to the Surviving Corporation of the registration of those domain names that are identified on Schedule 2.14.11 to the Company Disclosure Memorandum as domain names registered to parties other than the Company, and (b) to take any and all actions reasonably requested by ShopNow as may be necessary to effectuate the assignment and transfer of such domain names.

6.2    PUBLICITY

       No party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby other than the issuance by ShopNow of a press release announcing this Agreement and the transactions contemplated hereby, the solicitation by the Company of shareholder consents to the Merger, or as required by law.

6.3    NONCOMPETITION AGREEMENT

       In consideration for $10,000 of the Closing Cash issuable to each of Farid Tabibzadeh and Shahab Emrani (the "Employee Shareholders") pursuant to
Section 1.6.1, each Employee Shareholder agrees that, for a period of twelve months after the date on which such Employee Shareholder's employment with ShopNow ends (the "Employment Termination Date"), such Employee Shareholder will not, directly or indirectly: (a) sell, market or propose to sell or market products or services that compete or will compete with ShopNow's then existing or reasonably anticipated products or services ("Competing Products or Services") in any county in the state of California, in any state in the United States or anywhere throughout the world, (b) design or develop Competing Products or Services, (c) work for or with, or provide services or information to, any person or entity that (i) sells, markets or proposes to sell or market Competing Products or Services in any geographic area where ShopNow's products or services are then marketed, or
(ii) is designing or developing Competing Products or Services, or (d) solicit, acquire, provide services to, or conduct any competing business from or with any ShopNow customer (as defined below) with whom such Employee Shareholder had substantial contact on ShopNow's behalf within twelve (12) months before his employment by ShopNow ended. For purposes of this paragraph, "SHOPNOW CUSTOMERS" shall include those corporations, organizations, facilities, and individuals to whom ShopNow was providing products or services, or had proposals outstanding for the provision of products or services, within twelve months before the Employment Termination Date.

6.4    AMENDMENT

       This Agreement may not be amended except by an instrument in writing signed by ShopNow, the Company and the Shareholder Representative; provided, however, that no amendment may be made that would reduce the amount or change the type of consideration into which the Company Common Stock is to be converted upon consummation of the Merger without the approval of Shareholders holding a majority of the shares of Company Common Stock.

6.5    WAIVER

       At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

6.6    TAX MATTERS - COMPANY AND SHAREHOLDERS

       Unless otherwise required by law, the parties hereto shall treat the Merger as a reorganization under Section 368 of the Code for all Tax reporting purposes; provided, however, neither ShopNow nor the Purchaser makes any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Company or Shareholders arising out of the structure or terms of this Agreement.

6.7    EXPENSES

       If the transactions contemplated by this Agreement are not consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the Operative Documents (including legal and accounting fees and expenses); provided, however that the attorneys' fees and expenses of the prevailing party in any action brought hereunder shall be paid by the other party to such action. If the transactions contemplated by this Agreement are consummated, ShopNow will pay the reasonable fees and expenses of the Company and the Principal Shareholders incident to the negotiation, preparation and execution of this Agreement and the Operative Documents.

6.8    NOTICES

       Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

       TO SHOPNOW OR THE PURCHASER:

              ShopNow.com Inc.
              411 First Avenue South, Suite 200 North
              Seattle, Washington 98101
              Fax: (206) 223-2324
              Attention: Alan D. Koslow

       with a copy to:

              Perkins Coie LLP
              1201 Third Avenue, 48th Floor
              Seattle, Washington 98101-3099
              Fax: (206) 583-8500
              Attention:    Stephen M. Graham
                            Alan C. Smith

       TO THE COMPANY:

              SpeedyClick, Corp.
              111 North Jackson Street #200
              Glendale, California  91206
              Fax: (818) 552-2301
              Attention:    Farid Tabibzadeh

       TO THE SHAREHOLDER REPRESENTATIVE:

              Farid Tabibzadeh
              345 Pioneer Drive
              1002 West
              Glendale, California  91203

       in the case of either the Company or the Shareholder Representative, with a copy to:

              Morrison and Foerster LLP
              555 West Fifth Street, Suite 3500
              Los Angeles, California 90013
              Fax: (213) 892-5454
              Attention: Marc B. Leh

6.9    SEVERABILITY

       If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.10   ENTIRE AGREEMENT

       This Agreement, the Operative Documents and that certain Non-Disclosure Agreement dated on or about October 1, 1999 constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof (including, without limitation, the Letter of Intent, dated October 12, 1999 among the parties).

6.11   ASSIGNMENT

       This Agreement shall not be assigned by operation of law or otherwise; provided, however, that the Purchaser's rights and obligations may be assigned to and assumed by ShopNow or any other corporation wholly owned (directly or through intermediate wholly owned subsidiaries) by ShopNow.

6.12   PARTIES IN INTEREST

       This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.13   GOVERNING LAW; VENUE

       This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state.

6.14   HEADINGS

       The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.15   COUNTERPARTS

       This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.16   WAIVER OF JURY TRIAL

       Each of ShopNow, the Company, the Purchaser and each Principal Shareholder hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

       IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.

                                        SHOPNOW.COM INC.

                                        By   /s/ Alan Koslow
                                           ------------------------------
                                        Its  Executive Vice President
                                           ------------------------------

                                        RACER ACQUISITION, INC.

                                        By   /s/ Alan Koslow
                                           ------------------------------
                                        Its  Executive Vice President
                                           ------------------------------

                                        SPEEDYCLICK, CORP.

                                        By   /s/ Farid Tabibzadeh
                                           ------------------------------
                                        Its  President
                                           ------------------------------

                                        SHAREHOLDERS

                                             /s/ Farid Tabibzadeh
                                        ---------------------------------
                                        Farid Tabibzadeh

                                             /s/ Majid Tabibzadeh
                                        ---------------------------------
                                        Majid Tabibzadeh

                                             /s/ Shahab Emrani
                                        ---------------------------------
                                        Shahab Emrani